Exhibit 10.21A

FIRST AMENDMENT
OF
CHS INC.
DEFERRED COMPENSATION PLAN
(2011 Restatement)
WHEREAS, CHS Inc. (the “Company”) has heretofore established and maintains a nonqualified deferred compensation plan which is currently embodied in an amended and restated document effective September 1, 2011 and entitled “CHS Inc. Deferred Compensation Plan, Master Plan Document (2011 Restatement)” (the “Plan document”);
WHEREAS, the Company has reserved to itself the power to make further amendments of the Plan document;
NOW, THEREFORE, the Plan document is hereby amended as follows:
1.DEFAULT INVESTMENT. Effective June 1, 2012, the second sentence in Section 3.10(b) shall be amended to read as follows:
If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into such default Measurement Fund as determined by the Committee from time to time, in its sole discretion.
2.    CHANGE IN CONTROL BENEFIT - DEFAULT. Effective June 1, 2012, the last sentence in Section 5.1 shall be amended to read as follows:
If a Participant does not make any election with respect to the payment of the Change in Control Benefit, then: (i) for Participants who first entered the Plan prior to June 1, 2012, such Participant’s Account Balance shall remain in the Plan upon a Change in Control and shall be subject to the terms and conditions of the Plan; and (ii) for Participants who first enter the Plan on or after June 1, 2012, such Participant’s Account Balance shall receive a Change in Control Benefit upon the occurrence of a Change in Control.
3.    SAVINGS CLAUSE. Save and except as expressly herein amended, the Plan document shall remain in full force and effect.

CHS INC.

By:	/s/Carl M. Casale
Its:	President and CEO